Exhibit 99.1

Contacts:	Bill Hughes	Sam Pattanayak
	Corporate Communications	Investor Relations
	(212) 415-6828	(631) 342-5208
	william.hughes@ca.com	sambit.pattanayak@ca.com
WILLIAM E. MCCRACKEN SUCCEEDS LEWIS S. RANIERI AS CA CHAIRMAN
Ranieri to Remain on the CA Board
ISLANDIA, N.Y., June 13, 2007 — CA, Inc. (NYSE: CA), one of the world’s largest management software companies, today announced that William E. McCracken, 64, has succeeded Lewis S. Ranieri, 60, as chairman of CA’s Board of Directors, effective immediately. Ranieri will remain as a director.
“Lew stepped into the lead director and then the chairman’s role during the government investigation, and was instrumental in reaching a settlement with the government while he was leading the Board and the Company,” said John Swainson, CA’s president and chief executive officer. “He was the driving force that kept this Company together during this difficult period, and we are delighted that he will remain on our Board.
“We also are pleased to have a director of Bill McCracken’s caliber able to take on the chairman’s role,” Swainson continued. “In his two years on the Board, he has made a significant impact, most recently as the chairman of the Board’s Special Litigation Committee.”
Ranieri was appointed chairman of the Board in 2004. He has served as a director of CA since 2001, and was lead independent director from 2002 to 2004.
“I am very pleased with the progress we have made at CA over the past two years,” said Ranieri. “With the Deferred Prosecution Agreement successfully completed and the Company moving in the right direction, it is both fitting and appropriate that I step down as chairman. Bill McCracken is an outstanding choice to help lead this Company, and I look forward to continuing to work with both Bill and John Swainson.”
McCracken retired from IBM Corporation in 2001 after more than 36 years. He was a member of its Chairman’s Worldwide Management Council and served as general manager of IBM’s printing division. Prior to that, he held the post of general manager, marketing, sales and distribution for IBM PC Company and was president of IBM’s EMEA and Asia Pacific PC Company.
After retiring from IBM in 2001, McCracken formed Executive Consulting Group LLC. McCracken joined the CA Board in February 2005.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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